Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact: Cheryl R. Johnson
         Vice President, Investor Relations
         NOVOSTE CORPORATION
         (770) 717-6052

           NOVOSTE ANNOUNCES UPCOMING MEETING WITH FDA ADVISORY PANEL

      NORCROSS, GA., July 25, 2000 - Novoste Corporation (Nasdaq: NOVT) announced today that the Food and Drug Administration (FDA) has scheduled a meeting of its Circulatory System Devices Panel with Novoste for September 11, 2000. The panel, comprised of independent medical experts, will provide advice and make a recommendation to the FDA whether Novoste's Beta-Cath(TM) System should be approved for commercial sale in the United States. The panel meeting is scheduled to occur less than five months after Novoste's submission of its Pre-Market Approval (PMA) application to the FDA. At this time, there are no approved vascular brachytherapy devices in the U.S., and Novoste's application is undergoing expedited review by the FDA.

      Novoste is seeking U.S. approval of its beta radiation catheter system to treat patients suffering from in-stent restenosis, a recurrent coronary artery blockage within a previously placed stent. The Company's PMA application is based largely on the data from the 476-patient START (STents And Radiation Therapy) Trial, the results of which were announced during the American College of Cardiology meeting in March 2000. The trial demonstrated that beta radiation significantly reduces the risk of repeat blockage and additional procedures to re-open stented coronary arteries, when compared to patients treated with placebo. Additionally, the data showed that patients treated with the Beta-Cath(TM) System had a considerably lower rate of major adverse cardiac events than those in the placebo group.

      William A. Hawkins, President and CEO of Novoste, said, "We are very encouraged to have a panel meeting arranged so quickly after our PMA submission. We remain optimistic that, since our submission is undergoing expedited review, in-stent restenosis patients that otherwise would be sent to bypass surgery may soon have access to vascular brachytherapy, a much less invasive treatment alternative."

      More than 75 percent of all patients who undergo balloon angioplasty for coronary artery disease -- about 700,000 people per year in the United States -- receive stents in an effort to prolong benefits of the procedure. Unfortunately, approximately 25 percent of these patients will later suffer from "in-stent restenosis," a condition where the stent becomes clogged with new tissue growth, typically resulting in the need for additional procedures to re-open the stent. The treatment of in-stent restenosis poses a very difficult challenge to cardiologists because the probability of a recurrent restenosis in previously stented patients is in the 40 to 80 percent range. Currently there are no therapies that effectively treat in-stent restenosis other than bypass surgery, an expensive and highly invasive procedure that requires a long recuperation period.

      The Beta-Cath(TM) System is a small portable device that delivers beta radiation through a catheter placed inside a patient's artery following angioplasty. The radiation sources, strontium-90, reside in the artery for less than five minutes, thereby adding very little time to the angioplasty procedure. Beta radiation is a highly localized form of radiation; therefore, it requires minimal shielding and exposes medical staff to significantly less radiation than the x-ray imaging routinely performed during a typical cath lab procedure. As a result, physicians may remain in the cath lab at the patient's bedside to monitor them closely during the procedure.

      Novoste Corporation, based in Atlanta, Ga., is a leader in the emerging field of vascular brachytherapy to reduce the incidence of restenosis. The company's Beta-Cath(TM) System is commercially available in the European Union and other countries outside the U.S. For more information on the Beta-

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Cath(TM) System or Novoste, please call (770) 717-0904 or visit the company's web site at www.novoste.com.

      The forward-looking statements included in this news release reflect management's best judgment based on factors currently known. Actual results may differ materially from those projected in these forward-looking statements based upon risks and uncertainties, including the demonstration of safety and efficacy of the Beta-Cath(TM) System, receipt and timing of FDA and other regulatory approvals, and other risks detailed in documents filed by Novoste with the SEC including its S-3 registration statement and Forms 10-K, 10-Q and 8-K.

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